UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 17, 2006

WCI COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31255	59-2857021

(Commission File Number)	(IRS Employer Identification No.)

24301 Walden Center Drive, Bonita Springs, FL	34134

(Address of Principal Executive Offices)	(Zip Code)

239-947-2600

(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry into a Material Definitive Agreement

The following is the amended and restated description of the actions approved by the Board of Directors of WCI Communities, Inc. (“WCI”) on February 16, 2005, which amends the description contained in the Form 8-K filed on February 24, 2005.

Performance Share Plan

On February 16, 2005, the Board of Directors of WCI, based on the recommendation of the Executive Compensation Committee of the Board of Directors of WCI and pursuant to the 2004 Stock Incentive Plan of WCI, approved a Three Year Performance Share Plan (“Performance Plan”). Under the Performance Plan certain senior management employees were granted 155,833 shares that vest on the third anniversary of the grant date provided the Company achieves a three-year goal for compound annual net income growth (“NI”) and compound annual earnings per share growth (“EPS”), and an average return on capital (“ROC”). At least 75% of each target goal for NI and EPS must be achieved for the three year period or there will be zero vesting of shares for participants for such component goal that was not achieved. Achievement of 75% of the NI and EPS goals will result in 75% vesting of shares granted. The average ROC goal must be achieved or none of the ROC shares will vest. The Performance Plan measures will be weighted 20% to NI, 20% to ROC and 60% to EPS for the three year cycle.

Under the Performance Plan for 2005, James Dietz, Michael Greenberg and Mitchell Hochberg were granted 10,000, 10,000 and 5,000 shares respectively.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WCI COMMUNITIES, INC.

Dated: April 17, 2006	By: /S/ PAUL APPOLONIA

Name: Paul Appolonia
Title: Senior Vice President